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                                   Exhibit 4.1

                        INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of the 4th day of October, 1999.

BETWEEN:          SIDEWARE SYSTEMS INC.
                  102 - 930 West 1st Street
                  North Vancouver, B.C.
                  V7P 3N4

                  (the "Company")                            OF THE FIRST PART

    AND:          GRANT SUTHERLAND
                  1600 - 777 Dunsmuir Street
                  Vancouver, BC
                  V7Y 1K4

                  (the "Optionee")                          OF THE SECOND PART

WHEREAS the Optionee is a director, senior officer, employee or a permitted consultant as defined in BOR #96/15 issued by the British Columbia Securities Commission (a "permitted consultant") of either the Company or a subsidiary of the Company (together the "Related Companies"), and the parties have agreed to enter into this Incentive Stock Option Agreement on the terms and conditions hereinafter set forth to provide incentive to the Optionee in acting in such capacity;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements herein contained the parties hereto covenant and agree as follows:

1. From the date hereof and, subject to paragraphs 5 and 6, for so long as the Optionee shall be a director, senior officer, employee or permitted consultant of one of the Related Companies, the Optionee shall have and be entitled to and the Company hereby grants to the Optionee the option to purchase, on or before October 4, 2004, all or any portion of 250,000 fully paid shares of the Company from treasury at the price of $2.66 per share (the "Option").

2. The right to take up shares pursuant to the Option is exercisable by notice in writing to the Company accompanied by a certified cheque, or other form of payment satisfactory to the Company, in favour of the Company for the full amount of the purchase price of the shares being then purchased. When such payment is received, the Company covenants and agrees to issue and deliver to the Optionee share certificates for the number of shares so purchased.

3. This is an option agreement only and does not impose upon the Optionee any obligation to take up and pay for any of the shares under the Option.

4. The Option is non-assignable and non-transferable by the Optionee otherwise than by

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Will or the law of intestacy and the Option may be exercised during the lifetime of the Optionee only by the Optionee.

5. If the Optionee should die while a director, senior officer, employee or permitted consultant of one of the Related Companies, the Option may then be exercised by the Optionee's legal heirs or personal representatives to the same extent as if the Optionee were alive and acting in such capacity, for a period of one year after the Optionee's death but only for such shares as the Optionee could have received upon due exercise at the date of death.

6. Subject to paragraph 5 hereof, the Option shall cease and become null and void 30 days after the Optionee ceases to be a director, senior officer, employee or permitted consultant of any of the Related Companies.

7.       The Optionee hereby represents that

         (a) he is a bona fide director, senior officer, employee or permitted consultant of one of the Related Companies, and

         (b) if he represents that he is an employee of one of the Related Companies, then he is, with respect to that company, an individual who is:

                  (i) considered an employee under the INCOME TAX ACT, for whom deductions must be made at source by the Company; or

                  (ii) a full-time dependent contractor, i.e. one who works full-time for the Company providing services normally provided by an employee and is subject to the same control and direction by the company over the detail and methods of work as an employee of the company, but for whom income tax deductions are not made a source; or

                  (iii) a part-time dependent contractor, i.e. one who works for the company on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and is subject to the same control and direction by the company over the details and methods of work as an employee of the company, but for whom income tax deductions are not made at source, and

         (c) if he represents that he is a permitted consultant, he meets the definition of "permitted consultant" in blanket order ruling #96/15 issued by the British Columbia Securities Commission, and the Option is otherwise in accordance with that blanket order ruling.

8. If the Option is granted to the Optionee in the capacity of employee of the Company, the Company hereby represents that the Optionee is a BONA FIDE employee of the Company.

9. This Agreement is subject to the approval of the Vancouver Stock Exchange and, if the

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Optionee is an insider of the Company, the approval of the members of the
Company, which approval may have already been given in the form of a general approval by the members at a general meeting of the Company preceding the date of this Agreement. In the event that both of the foregoing approvals have not been received within one year of the date of this Agreement, this Agreement shall thereafter be null and void and of no further force and effect.

10. This Agreement may only be amended by an instrument in writing signed by the parties hereto, and such amendment shall be subject to the approval of the Vancouver Stock Exchange. In the event of such an amendment, if the Optionee is then an insider of the Company or if this Agreement was originally approved by the members, such amendment shall also be subject to the approval of the members of the Company, which approval may have already been given in the form of a general approval by the members at a general meeting of the Company preceding the date of the amendment.

11. In the event of any subdivision, consolidation or other change in the share capital of the Company while any portion of the Option is outstanding, the number of shares under option to the Optionee and the price thereof shall be deemed adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company as if the Option had been exercised immediately prior to such subdivision, consolidation or other change.

12. The Company hereby covenants and agrees to reserve in its treasury sufficient shares to permit the issuance and allotment of shares to the Optionee in the event the Optionee exercises the Option.

13.      Time shall be of the essence of this Agreement.

14. This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns and the Optionee and the Optionee's personal representatives to the extent provided in paragraph 5.

IN WITNESS WHEREOF the parties have hereunto caused these presents to be executed as of the day and year first above written.

SIDEWARE SYSTEMS INC.


Per: "signed"
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SIGNED, SEALED AND DELIVERED
by the Optionee in the presence of:
                                               "signed"
                                               -------------------------------
-----------------------------------            GRANT SUTHERLAND